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                                                                    EXHIBIT 15.4

                                GOVERNANCE POLICY

INTRODUCTION

     The following sets forth the Corporate Governance Policy of Campbell Resources Inc. (the "Company"). In developing the foregoing policy, the Board of Directors has taken into account its statutory duty under the Canada Business Corporations Act, being the duty to manage or supervise the management of the business and affairs of the Company and in discharging such duties, to act honestly and in good faith with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     The Board of Directors have also taken into account the Amendments to the TSX Corporate Governance Guidelines (Sec 472 of the TSX Company Manual) released on April 29, 2002 following the issuance in November, 2001 of the Final Report of the Joint Committee on Corporate Governance, mandated by the Toronto Stock Exchange and the Canadian Institute of Chartered Accountants.

     Based on the foregoing, the following sets forth the Company's approach to Corporate Governance.

CORPORATE GOVERNANCE POLICY

MANDATE OF THE BOARD

     The Board hereby acknowledges and accepts its obligations, as described above, to manage or supervise the management of the business and affairs of the Company and in doing so, each member of the Board shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In discharging the foregoing duties, the Board shall:

     Annually participate in strategic planning as the acceptor/adoptor of the strategic plans proposed by senior management.

     Annually consider the principal risks of the Company's business and receive reports of management's assessment and management of those risks, and based upon such reports, evaluate and propose actions to mitigate these risks.

     Authorize the Compensation Committee to review organizational design, succession planning and senior management's performance and make recommendations to the full Board with respect thereto.

COMMUNICATION MATTERS

     Unless otherwise approved by the Board, only the President, the Chief Financial Officer and the General Counsel are authorized to speak on behalf of the Company.

INTERNAL CONTROL AND MANAGEMENT SYSTEMS

     The Board directly, and through its Audit Committee, shall annually assess the integrity of, and confirms compliance with, the Company's internal control, financial policies and management information systems.

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                                      -ii-


COMPOSITION OF THE BOARD AND COMMITTEES

     A majority of the Board (and every Committee thereof) shall be comprised of persons who are "unrelated" as that term is used in the TSE Report.

     The Governance Committee, all members of which must be "unrelated", shall recommend candidates for the Board and shall annually review credentials of nominees for re-election.

     The Governance Committee shall assess the relationship between the members of the Board and management.

DIRECTOR ORIENTATION

     Orientation and education of directors is an ongoing matter. As such, ongoing informal discussions between management and members of the Board is encouraged and formal presentations by management throughout the year in addition to regularly scheduled site visits to the Company's operations are mandated.

SIZE OF BOARD

     The Governance Committee shall annually consider the size of the Board with a view to the impact of size upon its effectiveness.

COMPENSATION OF DIRECTORS

     The Governance Committee shall periodically review the adequacy and form of compensation of directors and makes recommendations to the full board in respect thereof.

MANDATE OF THE CHIEF EXECUTIVE OFFICER

     The CEO shall supervise the business and affairs of the Company and to develop a strategic plan for the approval by the full board of directors.

PROCEDURES TO ENABLE BOARD INDEPENDENCE

     The Board shall meet independently of management where required but not less than once a year and time shall be reserved during each scheduled Board meeting for an Unrelated Directors only discussion.

     Additionally, individual directors shall be entitled to engage outside advisors with the authorization of the Board of Directors, or to a committee of the board as may be delegated by the Board.

COMMITTEES OF THE BOARD

     Unless otherwise determined, there shall be four standing Committees of the Board of Directors, namely, the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Environmental Committee and the Executive Committee.

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                                      -iii-


     The following sets forth the mandate of each Committee:

AUDIT COMMITTEE

     The Audit Committee shall be responsible for reviewing the Company's financial reporting procedures, internal controls and the performance of the financial management and independent auditors of the Company. The Audit Committee shall also review the annual audited financial statements and recommend their acceptance to the board. The Audit Committee shall adopt a Charter which sets out the roles and responsibilities of the Audit Committee, provides guidance to the members as to their duties, its relationship to the external auditors and establishes the independence of the external auditor. The Audit Committee shall review and assess the adequacy of the Charter annually.

COMPENSATION COMMITTEE

     The Compensation Committee shall set guidelines with respect to compensation and shall be responsible for administering the Company's share incentive plans.

CORPORATE GOVERNANCE COMMITTEE

     The Corporate Governance Committee shall be responsible for developing and monitoring the Guidelines described herein and to make recommendations to the full Board of Directors on an ongoing basis with respect to further development of a corporate governance system.

ENVIRONMENTAL COMMITTEE

     The Environmental Committee shall be responsible for developing and monitoring the Company's environmental compliance policy, shall meet when required but at least annually to review such compliance and shall report to the full Board of Directors on environmental matters on an ongoing basis.

EXECUTIVE COMMITTEE

     The Executive Committee shall act on behalf of the board in respect of the authorization and approval of major capital expenditures, all of which must be subsequently ratified by the full Board.